Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of the date last written below (the "Effective Date"), by and between STRASBAUGH, a California corporation ("Company"), and ALAN STRASBAUGH ("Employee") with reference to the following facts:

A. The Company wishes to retain the services of the Employee as a technical advisor, upon the terms and conditions herein stated.

B. The Employee desires to provide the Company with his services as a technical advisor, upon the terms and conditions herein stated.

C. This Agreement shall supersede the existing Employment Agreement between Company and Employer, dated 8 December 2003.

NOW, THEREFORE, for valuable consideration, the receipt and satisfaction of which is acknowledged, the parties agree as follows:

1.  Employment. The Company hereby employs the Employee as of the Effective Date, and the Employee hereby accepts employment with the Company upon the terms and conditions set forth in this Agreement.

2.  Duties and Reporting Relationships. Employee is hereby employed as a technical advisor to the Company. Employee shall actively participate, as requested by the Board of Directors or the senior level executives of the Company, in all intellectual property meetings and related activities, attend engineer reviews, attend staff meetings, and other meetings as appropriate. Employee shall provide technical assistance on Company projects as requested. Employee shall make himself available during normal business hours of the Company, upon reasonable notice, to perform his services as technical advisor; provided, however, Employee shall not be required to work more than thirty (30) hours in a work week.

3.  Compensation and Benefits.

(a) Base Salary. The Company shall pay Employee an annual base salary of One Hundred Thousand Dollars ($100,000.00) ("Base Salary").

(b) Insurance and Benefits. Employee shall be eligible to participate in all benefit programs offered to senior level executives of the Company including, but not limited to, life and group health insurance, and shall be eligible for holiday and vacation pay in accordance with the Company's policies. Notwithstanding the foregoing, Employee shall receive no less than 200 hours of PTO for each year of employment under this Agreement. Employee shall not be eligible to participate in any Company stock option plan as an employee of the Company, but Employee shall remain eligible to participate in any and all such plans as a director of the Company.

(c) Throughout the term of this Agreement, Employee shall have the exclusive use of his current office and its attached garage.

4.  Term. The initial term of this Agreement is for five years from the Effective Date (the "Initial Term"). The Initial Term may be extended by the mutual agreement of the parties.

5.  For Cause Termination. Employee shall be subject to immediate termination without notice for "cause." For purposes of this Agreement, "cause" shall mean the following:

(a) Any act of personal dishonesty, including, but not limited to, any intentional misapplication of the Company's funds or other property, or action resulting in personal gain to the Employee at the expense of the Company;

(b) Employee's regular neglect of his duties or Employee's gross negligence or willful misconduct in the performance of his duties;

(c) Disobedience of a lawful and reasonable order or directive given to Employee by the Board of Directors of Company and within the scope of Employee's duties that is not cured within ten (10) days after receiving written notice from the Company. Employee shall abstain from any votes by the Board of Directors of Company or an unauthorized subcommittee thereof relating to this Agreement and Employee's performance hereunder;

(d) Employee's participation in a criminal activity or in an activity involving moral turpitude that has a material adverse effect (the report in the public media of conduct described in this subparagraph d, above, shall be deemed to cause a material adverse effect on the Company); or

(e) Employee's misappropriation or disclosure to others in competition with Company any Confidential Information of the Company, including investment prospects, analysis or advice, customer lists, plans or other property interests of the Company.

6.  Termination on Disability. This Agreement shall terminate upon the disability of Employee. For purposes of this Agreement, "disability" shall be defined to mean the Employee's physical or mental inability to perform his duties hereunder for a period of sixty (60) consecutive days, or for a cumulative total of ninety (90) days (which need not be consecutive) within any period of three hundred sixty-five (365) days, due to accident, sickness or other disability that prevents the Employee from satisfactorily performing the scope of his duties hereunder as such duties exist on the date immediately prior to the date the Employee was first absent from work due to such disability.

7.  Termination on Death. This Agreement shall terminate upon the death of Employee. If Employee dies during the term of this Agreement, the Company shall pay to (a) Employee’s spouse, or (b) the executors under Employee’s last will and testament duly admitted to probate within one (1) year of his death, or (3) Employee’s heirs at law, the compensation which otherwise would be payable to Employee under Section 3 hereof for a period of sixty (60) days following the date on which the death occurs.

8.  Confidential Information of the Company. As used in this Agreement, the term "Confidential Information" means any and all confidential, proprietary or secret information, including that conceived or developed by Employee, applicable to or in any way related to: (a) the present or future business of the Company; (b) all marketing, financial, and accounting information of the Company; or (c) the business of any customer or vendor of the Company. Such Confidential Information of the Company includes, by way of example and without limitation, the identities of the Company's clients, trade secrets, formulas, data, program documentation, business plans, bank accounts, account balances, financial statements, inventions, techniques, all plans or strategies for marketing, development and pricing, and all information concerning existing or potential customers or vendors.

9.  Protection of the Company's Confidential Information. Employee acknowledges that the Confidential Information of the Company is a special, valuable, and unique asset of the Company. Employee agrees at all times during and after Employee's employment not to disclose for any purpose and to keep in strict confidence and trust all of such Confidential Information unless and until either Employee becomes aware that the Company is no longer treating such information as Confidential Information or Employee becomes aware of substantially the same information from a non-confidential source that has a bona fide and lawful right to the information. Employee agrees otherwise not to use, directly or indirectly, any Confidential Information other than in the course of performing duties as an employee of Company, nor will Employee directly or indirectly disclose any Confidential Information or anything relating to it to any person or entity, except with the Company's consent, as may be necessary to the performance of Employee's duties as an employee of the Company. Employee will abide by the Company’s policies and rules established from time to time by the Company for the protection of its Confidential Information.

10.  Return of Materials. Upon termination of Employee's employment with the Company for any reason, Employee shall promptly return to the Company all documents, records, notebooks, magnetic tapes, disks, computers or other materials, including all copies, in Employee's possession or control which contain Confidential Information of the Company or any other information concerning the Company, its finances, products, service or customers, whether prepared by the Employee or others. Employee shall not erase and/or purge any information contained in the Company’s computers when Employee's employment has terminated or a demand has been made for return of said computers, whichever is earlier.

11.  Expense Reimbursement. During the employment term, to the extent that such expenditures satisfy the criteria of the Internal Revenue Code for deductibility by the Company for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Employee for reasonable business expenses, including travel, made and substantiated in accordance with the policies and procedures established from time to time by the Company with respect to Company's other executive and managerial employees.

12.  Proprietary Information and Inventions Agreement. Employee and Company agree that the existing Proprietary Information and Inventions Agreement between Company and Employee remains in effect.

13.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Each party hereby submits to the exclusive jurisdiction and venue of the Superior Court of the State of California for the County of San Luis Obispo for purposes of any legal or equitable action or proceeding arising out of this Agreement.

14.  Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at the address of its principal place of business, as follows: 825 Buckley Road, San Luis Obispo, California 93401.  Any notice to be given to the Employee shall be addressed to him at the home address last shown on the records of the Company, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed and addressed envelope, personally delivered or registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

15.  Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement

16.  Entire Agreement; Counterparts. This Agreement may be modified only by a duly authorized and executed writing, signed by an officer of the Company authorized by Company's Board of Directors and by Employee. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

17.  Severability. To the extent a provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from the Agreement and the remainder of this Agreement shall be unaffected and shall continue in full force and effect. Notwithstanding the foregoing, in the event a provision of this Agreement is unenforceable because it is over-broad, then such provision shall be limited to the extent necessary to make it enforceable under the applicable law and enforced as so limited. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under the applicable law.

18.  Enforcement. Company and Employee recognize that under this Agreement, Employee is obligated to render personal services of a special, unique, unusual and extraordinary character, which gives this Agreement peculiar value. The Employee agrees that a breach by him of this Agreement, including its covenants, could not reasonably or adequately be compensated in damages in an action at law, and that Company shall be entitled to injunctive relief, which may include but shall not be limited to restraining the Employee from rendering any service which could breach this Agreement.

19.  Mediation. The parties agree to mediate any dispute or claim arising out of or relating to this Agreement, including the interpretation, application of any provision in this Agreement. Mediation shall take place within thirty (30) days of written notice in accordance with the provisions in this Agreement for notice being served on the other party. The mediator shall be a neutral mediator from a recognized mediation service. The fees and expenses of mediation shall be borne evenly by the parties. Evidence of anything said, any admission made, or any documents prepared in the course of the mediation shall not be admissible in evidence, or subject to discovery in any arbitration or court action, pursuant to Evidence Code §1152.5. If any party commences an arbitration or court proceeding based upon a dispute or claim to which this paragraph applies without first attempting to resolve the matter through mediation, then such party shall not be entitled to recover attorneys' fees, even if it would otherwise be available to that party in any such arbitration or court proceeding.

20.  Arbitration. Any action to resolve disputes with respect to this Agreement shall be settled by arbitration in accordance with California Code of Civil Procedure §§ 1280 through 1294.2 and any successor provisions thereto. Arbitration shall be the exclusive dispute resolution process for disputes with respect to this Agreement. Any party may commence arbitration by sending a written demand for arbitration to the other party. Such demand shall set forth the nature of the matter to be resolved by arbitration. The place of arbitration shall be in the County of San Luis Obispo, State of California. The substantive law of the State of California shall be applied by the arbitrator to the resolution of the dispute. The Employer shall pay all costs of arbitration. The prevailing party shall be entitled to reimbursement of attorneys' fees and expenses incurred in connection with the arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction over the dispute.

21.  Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which, by their express or implied terms, extend beyond the termination of Employee's employment hereunder, including without limitation the obligations incurred under Sections 8, 9, 10, 12, 18 and 19 shall continue in full force and effect notwithstanding Employee's termination of employment hereunder or the termination of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized Officer and Employee has executed this Agreement as of the day and year last written below.

EMPLOYEE:

/s/ Alan Strasbaugh

Alan Strasbaugh

Date: May 30, 2007

COMPANY:

STRASBAUGH, a California corporation

By: /s/ Chuck Schillings

                Title:  President & CEO

Date: May 29, 2007